EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share


                                                 Year ended
                                               September 30,
                                               --------------

                                             2000          1999
                                       --------------  -----------
Net income (loss)                      $    210,558    (   64,486)

Preferred stock dividends                       -      (    2,747)
                                         ----------     ---------

Net income (loss) applicable to
  common shareholders                  $    210,558    (   67,233)
                                         ==========     =========

Weighted average number of common
  shares outstanding                     10,548,124     8,296,085

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                   214,286           -
                                         ----------     ---------

                                         10,762,410     8,296,085
                                         ==========     =========

 Net income (loss) per share
  applicable to common shareholders:
    Basic                              $       0.02    (     0.01)
                                         ==========     =========

    Diluted                            $       0.02    (     0.01)
                                         ==========     =========


Stock options are not considered in the calculations for those periods with net losses as the impact of the potential common shares (500,000 shares at September 30, 1999) would be to decrease net loss per share.
















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